Exhibit 99.1

International Rectifier Announces Settlement with Vishay Intertechnology, Inc.

Pretax Gain in Excess of $85 Million Expected in June Quarter

EL SEGUNDO, California.—(BUSINESS WIRE) — July 1, 2009 — International Rectifier Corporation (NYSE:IRF) and Vishay Intertechnology, Inc. (NYSE:VSH) today announced that they have entered into a settlement agreement to resolve certain disputes related to Vishay’s acquisition in 2007 of International Rectifier’s Power Control Systems (“PCS”) business.  Under the settlement, International Rectifier has refunded $30.0 million of the purchase price associated with the acquisition, and Vishay has released International Rectifier from claims related to certain outstanding disputes regarding the acquisition.  In addition, Vishay and International Rectifier clarified and revised the covenant not-to-compete associated with the acquisition to permit International Rectifier to develop, design, manufacture, and sell under certain conditions additional products that incorporate technologies sold or licensed to Vishay in the acquisition.  International Rectifier also granted to Vishay a license to certain additional technology developed in the future by International Rectifier.

International Rectifier expects to report a pretax gain for the fourth fiscal quarter ending June 28, 2009 in excess of $85 million due to recognition of the gain on the sale of the PCS business that had been deferred due to the previous uncertainties now resolved in the settlement.

International Rectifier completed the sale of the PCS business to Vishay Intertechnology, Inc. on April 1, 2007.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “expect,” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the material weaknesses in our internal control over financial reporting that we have identified that could impact our ability to report our results of operations and financial condition accurately and in a timely manner and the extensive work remaining to remedy these material weaknesses in our internal control over financial reporting; and other uncertainties disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.   Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

Company contacts:

Investors and Financial Media:

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media:

Graham Robertson

310.529.0321